Exhibit 99.2

FOR IMMEDIATE RELEASE March 7, 2019	KEITH PFEIL – CHIEF FINANCIAL OFFICER 610-729-3947 Keith.Pfeil@cssindustries.com

CSS INDUSTRIES ANNOUNCES NEW $125 MILLION ASSET-BASED CREDIT FACILITY

PLYMOUTH MEETING, PA, March 7, 2019 – CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announced that it has entered into a new $125 million asset-based senior secured credit facility (the “ABL Facility”) with JPMorgan Chase Bank, N.A., acting as the administrative agent, Bank of America, N.A., and KeyBank, National Association. The ABL Facility also includes a $25 million borrowing availability expansion feature. Proceeds from the ABL Facility will be used to refinance the Company’s existing indebtedness, as well as fund working capital needs and other general corporate purposes. The new credit facility, which expires in March 2024, replaces the Company’s prior credit facility, which was scheduled to expire in March 2020.

“This new asset-based facility will serve the needs of our business during our fluctuating working capital cycle, and is expected to provide us with more than sufficient liquidity to meet our ongoing needs,” commented Keith W. Pfeil, CSS’ Executive Vice President and Chief Financial Officer. “In the near term, we will continue to aggressively pay down our outstanding debt, while we seek to right size our existing business structure. We would like to thank our new banking partners for working diligently to complete this new credit facility, and we look forward to growing and developing our banking relationships with them.”

Borrowings under the ABL Facility generally bear interest at a London interbank offered rate (“Adjusted LIBO Rate”), plus a margin ranging from 2.00% to 2.50%. The applicable rates will be determined at the end of each Company fiscal quarter based upon the Company’s then applicable fixed charge coverage ratio; however, during the first year of the ABL facility, the applicable interest rate will be Adjusted LIBO Rate plus 2.50%. The ABL Facility also requires the Company to pay a commitment fee of 0.25% per annum on the average daily unused portion of the revolving commitment. At inception, the ABL Facility maintained an outstanding principal balance of approximately $36.5 million.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the liquidity expected to be provided by the ABL Facility, the adequacy of the ABL Facility to meet the needs of the Company’s business, the Company’s plans to repay outstanding debt, and to “right size” its business structure.

CSS Industries, Inc. | 450 Plymouth Road, Suite 300 | Plymouth Meeting, PA 19462

Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Company’s overall strategy and its five strategic pillars, including the risk that the Company may not successfully execute on its strategy and the risk that execution of the strategy will not yield favorable results; uncertainties associated with projecting the Company’s future liquidity needs; risks associated with management projects, including the risk that anticipated future savings may not be realized in the amounts currently expected, or at all; risks associated with omni-channel and other initiatives, including the risk that expected the benefits from such initiatives may not be realized; risks associated with restructuring and integration initiatives, including the risk that expected future savings and/or synergies will not be realized in the amounts currently expected, or at all; risks associated with the Company’s previously announced plan to exit a product line and restructure the specialty gift product line; risks associated with the recent consolidation of certain operations in the United Kingdom and Australia; risks associated with the base business, including the risk that currently forecasted base business sales may not be achieved; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including difficulties identifying and evaluating suitable acquisition opportunities, acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; uncertainties associated with projecting the impact on the Company of new tariffs on products imported from China; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.